As filed with the Securities and Exchange Commission on January 29, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

 FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MEDIA GENERAL, INC.

(Exact name of registrant as specified in its charter)

Virginia	56-0850433
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

333 E. Franklin Street Richmond, Virginia 23219 (804) 887-5000 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Andrew C. Carington

333 E. Franklin Street

Richmond, Virginia 23219

(804) 887-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Philip Richter Michael Levitt Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, New York 10004 (212) 859-8000

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this registration statement as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.     

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.     ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. 

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer           Accelerated filer ☒               Non-accelerated filer           Smaller reporting company 

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Voting Common Stock, no par value	58,539,217(1)	$17.49 (2)	$1,023,859,650	$131,873.12 (4)
Non-voting Common Stock, no par value	58,539,217(3)	(3)(4)	(3)(4)	(4)

(1)

Pursuant to Rule 416(a) under the rules and regulations under the Securities Act, this registration statement also registers such additional shares of the registrant’s Voting Common Stock and/or Non-voting Common Stock as may become issuable as a result of stock splits, stock distributions or similar transactions.

(2)

The maximum offering price per share of Voting Common Stock is $17.49 and the bona fide estimate of the maximum offering price is $1,023,859,650. The maximum offering price per share of Voting Common Stock of $17.49 was computed based on the average of the high and low prices reported for the registrant’s shares of Voting Common Stock traded on the New York Stock Exchange on January 28, 2014. However, the maximum offering price per share and the maximum aggregate offering price are included herein solely for purposes of calculating the registration fee, and the maximum aggregate offering price for the 58,539,217 shares of Voting Common Stock in the aggregate may exceed $1,023,859,650 if the shares of Voting Common Stock are sold at prices higher than their estimated maximum offering prices per share.

(3)

Each of the shares of Voting Common Stock is convertible at the election of the holder into a share of Non-voting Common Stock on a one-to-one basis. As such, this Registration Statement is registering, with respect to each share of Voting Common Stock, the share of Non-voting Common Stock into which such share of Voting Common Stock will be convertible.

(4)

Calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended. In accordance with Rule 457(i), the registration fee has been calculated on the basis of the offering price of the Voting Common Stock alone and no separate fee has been calculated for the Non-voting Common Stock (no additional consideration is to be received in connection with the exercise of the conversion privilege).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

MEDIA GENERAL, INC.

58,539,217 Shares of Voting Common Stock

The selling stockholders named in the “Selling Stockholders” section of this prospectus may offer for resale under this prospectus, from time to time, up to 58,539,217 shares of our Voting Common Stock. Voting Common Stock is convertible at the option of the holder into Non-voting Common Stock.

The Voting Common Stock may be offered or sold by the selling stockholders at fixed prices, at prevailing market prices at the time of sale or at prices negotiated with purchasers, to or through underwriters, broker-dealers, agents, or through any other means described in this prospectus under “Plan of Distribution.”  We will bear all costs, expenses and fees in connection with the registration of the selling stockholders’ Voting Common Stock. The selling stockholders will pay all commissions and discounts, if any, attributable to the sale or disposition of their Voting Common Stock.

Our Voting Common Stock is listed on the New York Stock Exchange under the symbol “MEG.” On January 28, 2014, the closing price of our Voting Common Stock was $17.49. The offering price per share of Voting Common Stock will be determined from time to time by the selling stockholders in connection with, and at the time of, any particular sale.

This prospectus describes the general manner in which Voting Common Stock may be offered and sold by the selling stockholders.  We will provide supplements to this prospectus describing the specific manner in which the selling stockholders’ Voting Common Stock may be offered and sold to the extent required by law.  We urge you to read carefully this prospectus, any accompanying prospectus supplement, and any documents we incorporate by reference into this prospectus and any accompanying prospectus supplement before you make your investment decision.

The selling stockholders may sell Voting Common Stock to or through underwriters, dealers or agents. The names of any underwriters, dealers or agents involved in the sale of any Voting Common Stock and the specific manner in which Voting Common Stock may be offered will be set forth in the prospectus supplement covering that sale to the extent required by law.

Investing in our Voting Common Stock involves risks. You should carefully consider all of the information set forth in this prospectus, including the risk factors set forth under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2012, our quarterly reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013 and in our Form 8-K filed on January 29, 2014 (which documents are incorporated by reference herein), as well as the risk factors and other information in any accompanying prospectus supplement and any documents we incorporate by reference into this prospectus and any accompanying prospectus supplement, before deciding to invest in our Voting Common Stock. See “Incorporation By Reference.”

__________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

__________________

The date of this prospectus is January 29, 2014.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	2
PROSPECTUS SUMMARY	3
RISK FACTORS	4
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	4
USE OF PROCEEDS	6
SELLING STOCKHOLDERS	7
DESCRIPTION OF OUR CAPITAL STOCK	13
PLAN OF DISTRIBUTION	17
LEGAL MATTERS	20
EXPERTS	20
INCORPORATION BY REFERENCE	20
WHERE YOU CAN FIND MORE INFORMATION	21

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, using the SEC's “shelf” registration rules. Pursuant to this prospectus, the selling stockholders may, from time to time, sell up to a total of 58,539,217 shares of Voting Common Stock described in this prospectus in one or more offerings.

In this prospectus, all references to “Media General” “we,” “us” and “our” refer to Media General, Inc., a Virginia corporation, and its consolidated subsidiaries.

When one or more selling stockholders sells Voting Common Stock under this prospectus, we will, if necessary and required by law, provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add to, update, modify or replace information contained in this prospectus. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below in the section entitled “Where You Can Find More Information.”

You should not assume that the information in this prospectus, any accompanying prospectus supplement or any documents we incorporate by reference into this prospectus and any prospectus supplement is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

We and the selling stockholders have not authorized anyone to provide any information or make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling stockholders are offering to sell, and seeking offers to buy, shares of Voting Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus and the information in the incorporated documents is only accurate as of their respective dates, regardless of the time of delivery of this prospectus or of any sale of the Voting Common Stock.

PROSPECTUS SUMMARY

Media General

Media General, a Virginia corporation, was founded in 1850 as a newspaper company in Richmond, Virginia. Media General is a leading provider, through its subsidiaries, of news, information and entertainment across 31 network-affiliated broadcast television stations and their associated digital media and mobile platforms. Nine of Media General’s stations are affiliated with NBCUniversal Media, LLC, which we refer to as “NBC,” 12 are affiliated with CBS Broadcasting Inc., which we refer to as “CBS,” seven are affiliated with ABC, Inc., which we refer to as “ABC,” one is affiliated with the CW Television Network, which we refer to as the “CW,” one is affiliated with FOX Broadcasting Company, which we refer to as “Fox,” and one is affiliated with MyNetworkTV, which we refer to as “MyTV.” Media General’s stations reach approximately 14% of U.S. TV households across 28 markets. Six of Media General’s stations operate in top 50 markets in the United States.

On November 12, 2013, Media General completed a business combination with New Young Broadcasting Holding Co., Inc. (“Young"). In connection with this transaction, Media General's previously outstanding shares of Class A Common Stock and Class B Common Stock were reclassified on a share-for-share basis into shares of a newly-created class of Voting Common Stock (with one stockholder receiving shares of a newly-created class of Non-voting Common Stock for a portion of that stockholder's shares of Class A Common Stock).

In addition, in the transaction, Young’s equityholders received approximately 59.8 million shares of this new class of Voting Common Stock (including 138,816 shares of Voting Common Stock issuable to certain equityholders of Young when such equityholders return to Media General certain documentation required by the merger agreement for the business combination transaction) and 418,643 shares of Non-voting Common Stock.

The merger will be accounted for as a reverse acquisition in accordance with FASB Accounting Standards Codification Topic 805 (ASC 805), Business Combination. For financial reporting purposes, Young will be the acquirer and the continuing reporting entity. Consequently, the reports filed by Media General, the legal acquirer and the continuing public corporation in the transaction, after the date of the transaction will be prepared with Young as the successor entity. Accordingly, prior period financial information presented in the Media General financial statements will reflect the historical activity of Young.

Media General’s Voting Common Stock is traded on the NYSE under the trading symbol “MEG.” Media General’s principal executive office is located at 333 E. Franklin Street, Richmond, VA 23219 (telephone number: (804) 887-5000). We maintain a website at http://www.mediageneral.com. The information on our website is not part of this prospectus.

RISK FACTORS

You should carefully consider the risk factors set forth under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2012, our quarterly reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013 and our current report on Form 8-K filed on January 29, 2014 (which documents are incorporated by reference herein), as well as the risk factors and other information in any accompanying prospectus supplement and any documents we incorporate by reference into this prospectus and any accompanying prospectus supplement, including all future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), before deciding to invest in our Voting Common Stock. See “Incorporation By Reference.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus contains forward-looking statements. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include the words “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. Our forward-looking statements include statements about our business strategy, our industry, our future profitability, our expected capital expenditures (including environmental expenditures) and the impact of such expenditures on our performance, the costs of operating as a public company, and our capital programs. These statements involve known and unknown risks, uncertainties and other factors, including the factors described under “Risk Factors,” that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Such risks and uncertainties include, among other things:

•	our substantial indebtedness could impair our financial condition and our ability to fulfill our debt obligations;

•	we will require a significant amount of cash to service indebtedness which may not be readily available to us;

•	risks of decreased advertising revenues and potentially adverse effects of emerging technologies;

•	as a television broadcaster, we are highly regulated and continuation of our operations requires that we retain or renew a variety of government approvals;

•	our operating results are dependent in part on the success of programming aired by our television stations, which depends in part upon factors beyond our control;

•

if we are unable to secure or maintain carriage of our television stations’ signals over cable, telecommunication video and/or direct broadcast satellite systems, our television stations may not be able to compete effectively;

•	the Federal Communications Commission is considering possible mechanisms for spectrum reallocation that could affect the spectrum for our stations and adversely impact our ability to compete;

•

our pension and postretirement benefit plans are currently underfunded. A declining stock market and lower interest rates could affect the value of our retirement plan assets and increase our postretirement obligations;

•	we may experience lost advertising, damaged property and increased expense due to natural disasters;

•	impairment of intangible assets is possible, depending on the future operating results and the value of Media General stock;

•	cyber security risks could affect our operating effectiveness;

•	we may be unable to sufficiently reduce operating costs to offset potential revenue declines;

•	our ability to make cash distributions on the common stock;

•	the volatile nature of our business;

•	risks to employee retention resulting from the transaction between Media General and Young;

•	the outcome of any pending or future legal proceedings relating to the transaction;

•	the seasonal and cyclical nature of our business;

•	significant changes in the business environment in which Media General operates, including as a result of consolidation in the television broadcast industry;

•	risks that expected synergies, operational efficiencies and cost savings from the transaction and from the planned refinancing may not be fully realized or realized within the expected time frame; and

•	the effects of future regulatory or legislative actions on Media General.

You should not place undue reliance on our forward-looking statements. Although forward-looking statements reflect our good faith beliefs at the time made, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise.

This list of factors is illustrative, but by no means exhaustive. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You are advised to consult any further disclosures we make on related subjects in the reports we file with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our Voting Common Stock by the selling stockholders identified in this prospectus, their pledgees, donees, transferees or other successors in interest. The selling stockholders will receive all of the net proceeds from the sale of their shares of our Voting Common Stock, if any. See “Selling Stockholders.”

SELLING STOCKHOLDERS

The registration statement of which this prospectus forms a part has been filed pursuant to registration rights granted to the selling stockholders in connection with our business combination with Young in order to permit the selling stockholders to resell to the public shares of our Voting Common Stock, as well as any Voting Common Stock that we may issue or may be issuable by reason of any stock split, stock dividend or similar transaction involving these shares. Under the terms of the registration rights agreement described below between us and the selling stockholders named herein, we will pay all expenses of the registration of their shares of our Voting Common Stock, including SEC filing fees, except that the selling stockholders will pay all underwriting discounts and selling commissions, if any.

The table below sets forth certain information known to us, based upon written representations from the selling stockholders, with respect to the beneficial ownership of the shares of our Voting Common Stock held by the selling stockholders. Because the selling stockholders may sell, transfer or otherwise dispose of all, some or none of the shares of our Voting Common Stock covered by this prospectus, we cannot determine the number of such shares that will be sold, transferred or otherwise disposed of by the selling stockholders, or the amount or percentage of shares of our Voting Common Stock that will be held by the selling stockholders upon termination of any particular offering. See “Plan of Distribution.” For the purposes of the table below, we assume that the selling stockholders will sell all of their shares of our Voting Common Stock covered by this prospectus. When we refer to the selling stockholders in this prospectus, we mean the individuals and entities listed in the table below, as well as their pledgees, donees, assignees, transferees and successors in interest.

In the table below, the percentage of shares of Voting Common Stock beneficially owned, and the percentage of shares of Voting Common Stock and Non-voting Common Stock beneficially owned, are based on 87,556,843 shares of our Voting Common Stock and 828,885 shares of Non-voting Common Stock outstanding as of November 19, 2013 (including 138,816 shares of Voting Common Stock issuable to certain equityholders of Young when such equityholders return to Media General certain documentation required by the merger agreement for the business combination transaction between Media General and Young). Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Unless indicated below, to our knowledge, the selling stockholders named in the table have sole voting and sole investment power with respect to all shares of common stock beneficially owned, subject to community property laws where applicable. All holders listed below hold Voting Common Stock unless otherwise stated.

Beneficial Owner	Shares Beneficially Owned Prior to the Offering			Number of Shares of Voting Common Stock Offered	Shares Beneficially Owned After the Offering*
	Number of Shares of Voting Common Stock	Percent of Voting Common Stock	Percent of Voting Common Stock and Non-voting Common Stock		Number	Percent
Deutsche Bank AG New York Branch	730	> 0.01%	> 0.01%	730	—	—
Eaton Vance Floating Rate Income Trust (1)	171,695	0.20%	0.19%	171,695	—	—
Eaton Vance Institutional Senior Loan Fund (2)	941,765	1.08%	1.07%	941,765	—	—
Eaton Vance Limited Duration Income Fund (1)	428,872	0.49%	0.49%	428,872	—	—
Eaton Vance International (Cayman Islands) Floating-Rate Income Portfolio (3)	92,057	0.11%	0.10%	92,057	—	—
Eaton Vance Short Duration Diversified Income Fund (1)	84,751	0.10%	0.10%	84,751	—	—
Grayson & Co. (4)	1,632,198	1.86%	1.85%	1,632,198	—	—
Senior Debt Portfolio (5)	344,120	0.39%	0.39%	344,120	—	—
NexPoint Credit Strategies Fund (6)	4,938,971	5.64%	5.59%	4,938,971	—	—
Highland Floating Rate Opportunties Fund (7)	3,776,559	4.31%	4.27%	3,776,559	—	—
Merrill Lynch, Pierce, Fenner & Smith, Inc. (8)	544,309	0.62%	0.62%	544,309	—	—
Pioneer Floating Rate Trust (9)	664,861	0.76%	0.75%	664,861	—	—
Oppenheimer Master Loan Fund, LLC (10)	1,523,336	1.74%	1.72%	1,523,336	—	—
Oppenheimer Senior Floating Rate Fund (10)	5,842,744	6.67%	6.61%	5,842,744	—	—
Yorkville CBNA Loan Funding LLC	138,086	0.16%	0.16%	138,086	—	—
The Royal Bank of Scotland, PLC (11)	418,643	0.48%	0.47%	418,643	—	—
Security Income Fund, High Yield Securities	170,964	0.20%	0.19%	170,964	—	—
Standard General Fund, L.P. (12)	3,749,526	4.28%	4.24%	3,749,526	—	—
Standard General Communications LLC (13)	22,948,683	26.21%	25.96%	22,948,683	—	—
Schooner SOF LLC (14)	678,564	0.77%	0.77%	678,564	—	—
Diao Capital Management LLC (15)	96,620	0.01%	0.01%	96,620	—	—
Roystone Capital Master Fund, Ltd. (16)	3,715,187	4.24%	4.20%	3,715,187	—	—
NPB Manager Fund, SPC Segregated Portfolio 100 (17)	954,916	1.09%	1.08%	954,916	—	—
Mudrick Distressed Opportunity Fund Global, L.P. (18)	207,495	0.24%	0.23%	207,495	—	—
Blackwell Partners, LLC (19)	55,526	0.06%	0.06%	55,526	—	—
Talamod Master Fund L.P. (20)	36,530	0.04%	0.04%	36,530	—	—
Andalusian Corporate Opportunities Master Fund L.P. (21)	438,370	0.50%	0.50%	438,370	—	—
Ellis Lake Master Fund LP (22)	3,418,557	3.90%	3.87%	3,418,557	—	—
Kingdon Associates (23)	213,973	0.24%	0.24%	141,009	72,964	0.08%
M. Kingdon Offshore Master Fund L.P. (23)	325,115	0.37%	0.37%	213,340	111,775	0.13%
Kingdon Credit Master Fund L.P. (23)	224,863	0.26%	0.25%	146,123	78,740	0.09%
Kingdon Family Partnership, L.P. (23)	36,872	0.04%	0.04%	24,110	12,762	0.01%

*

Assumes that the applicable selling stockholder sells or otherwise distributes all of the Voting Common Stock that is covered by this prospectus to third parties and neither acquires nor disposes of any other shares of Media General’s Voting Common Stock subsequent to the date of this prospectus. Media General cannot predict whether, when or in what amounts any of the selling stockholders will in fact sell any of the sharers registered in this prospectus.

(1)

Pursuant to an investment advisory agreement between the stockholder and Eaton Vance Management (the “Eaton Vance Adviser”), the Eaton Vance Adviser is authorized to vote or dispose of the Voting Common Stock under the supervision of the stockholder’s Board of Trustees. The Eaton Vance Adviser is a wholly owned subsidiary of Eaton Vance Corp., a public company listed on the New York Stock Exchange. The Board of Trustees is comprised of a majority of Trustees who are not “interested persons” as defined in Section 2(a)(19) of the Investment Company Act of 1940 of the stockholder or of the Eaton Vance Adviser and its affiliates. Each of the stockholders is a closed-end investment company registered with the SEC. Common shares of the stockholder are listed on the New York Stock Exchange.

(2)

Pursuant to an investment advisory agreement between the stockholder and the Eaton Vance Adviser, the Eaton Vance Adviser is authorized to vote or dispose of the Voting Common Stock. The Eaton Vance Adviser is a wholly owned subsidiary of Eaton Vance Corp., a public company listed on the New York Stock Exchange. Shareholders of the stockholder have no rights to vote or dispose of the Common Stock.

(3)

Pursuant to an investment advisory agreement between Eaton Vance International (Cayman Islands) Floating-Rate Income Portfolio (formerly Eaton Vance Medallion Floating-Rate Income Portfolio (the “stockholder”) and the Eaton Vance Adviser, the Eaton Vance Adviser is authorized to vote or dispose of the Voting Common Stock. The Eaton Adviser is a wholly owned subsidiary of Eaton Vance Corp., a public company listed on the New York Stock Exchange. Shareholders of the stockholder have no rights to vote or dispose of the Common Stock.

(4)

Grayson & Co. is a partnership whose sole purpose is to act as nominee name for Floating-Rate Portfolio, an open-end investment company registered with the SEC (the “Fund”). The partners of Grayson & Co. have no rights to the assets of the Fund and are not authorized to vote or dispose of the Voting Common Stock. Pursuant to an investment advisory agreement between the Fund and Boston Management and Research (the “BMR Adviser”), the BMR Adviser is authorized to vote or dispose of the Voting Common Stock under the supervision of the Fund’s Board of Trustees. The Board of Trustees is comprised of a majority of Trustees who are not “interested persons” as defined in Section 2(a)(19) of the Investment Company Act of 1940 of the Fund or of the BMR Adviser and its affiliates. As of October 31, 2013, Eaton Vance Floating-Rate Fund owned 85.30% and Eaton Vance Floating-Rate & High Income Fund owned 12.84% of the Fund. These controlling entities are open-end investment companies registered with the SEC whose shares are sold by broker-dealers and other financial intermediaries and are widely held.

(5)

Pursuant to an investment advisory agreement between the stockholder and the BMR Adviser, the BMR Adviser is authorized to vote or dispose of the Voting Common Stock under the supervision of the stockholder’s Board of Trustees. The Board of Trustees is comprised of a majority of Trustees who are not “interested persons” as defined in Section 2(a)(19) of the Investment Company Act of 1940 of the stockholder or of the BMR Adviser and its affiliates. As if October 31, 2013, Eaton Vance Floating-Rate Advantage Fund owned 98.48% of the stockholder. The controlling entity is an open-end investment company registered with the SEC whose shares are sold by broker-dealers and other financial intermediaries and are widely held.

(6)	NexPoint Advisors, L.P., NextPoint Advisors, GP, LLC, which is the general partner, The Dugaboy Investment Trust and James Dondero have the power to dispose of the Voting Common Stock.

(7)

Formerly known as Pyxis Floating Rate Opportunities Fund. Highland Capital Management Fund Advisors, L.P., Strand Advisors XVI, Inc., which is the general partner, James Dondero and Mark Okada have the power to dispose of the Voting Common Stock.

(8)

Merrill Lynch, Pierce, Fenner & Smith, Inc. is a wholly-owned subsidiary of NB Holdings Corporation. NB Holdings Corporation is a wholly-owned subsidiary of Bank of America Corporation, a publicly traded company. Pursuant to resolutions adopted by the selling stockholder, any officer of the selling stockholder holding the title of CEO, Co-CEO, Executive Vice President, or Managing Director shall have the authority on behalf of the selling stockholder to approve, execute, acknowledge, attest, file, deliver and accept any and all documents relating to the business or activities of the selling stockholder which he or she deems in good faith to be necessary or desirable in connection with the conduct of any and all activities in which the Selling Stockholder may be lawfully engaged.

(9)

Pioneer Floating Rate Trust (“PFRT”) is a closed-end management investment company that is listed on the New York Stock Exchange under the symbol “PHD.” Its investment adviser, Pioneer Investment Management, Inc. (“PIM”), has the power to vote or dispose of the shares of Voting Common Stock of PFRT pursuant to the investment management agreement between PIM and PFRT. PIM is wholly owned by Pioneer Investment Management USA Inc., a Delaware corporation (“PIM USA”). PIM USA is wholly owned by Pioneer Global Asset Management S.p.A., an Italian corporation, which is wholly owned by UniCredit S.p.A., a publicly traded Italian corporation.

(10)

Shares are held of record by certain investment funds managed by OppenheimerFunds, Inc. (“OppenheimerFunds”). OppenheimerFunds may be deemed to have voting and investment power over the shares and be beneficial owners of the shares. OppenheimerFunds disclaims any beneficial ownership.

(11)	The 418,643 shares owned by the Royal Bank of Scotland, PLC are shares of Non-voting Common Stock. They are convertible at any time into 418,643 shares of Voting Common Stock.

(12)

Soohyung Kim, Chief Executive Officer of Standard General, L.P., the Investment Manager of Standard General Fund, L.P. has the power to vote or dispose of the shares. Soohyung Kim has served as a director on the board of Media General since the November 12, 2013 and prior to Media General served on the board of New Young Broadcasting Holding Co.

(13)

Soohyung Kim, Chief Executive Officer of Standard General Holdings, L.P., the Managing Member of Standard General Communications LLC has the power to vote or dispose of the shares. Soohyung Kim has served as a director on the board of Media General since the November 12, 2013 and prior to Media General served on the board of New Young Broadcasting Holding Co.

(14)

Schooner SOF LLC is a special purpose investment vehicle consisting of investment assets managed by Diao Capital Management LLC.  As of January 1, 2014, Diao Capital Management LLC no longer has any voting, dispositive power, or pecuniary interest in the Votining Common Stock owned by Schooner SOF LLC.  Schooner Capital LLC, the Manager of Schooner SOF LLC, has sole voting or dispositive power over the Media General Voting Common Stock owned by Schooner SOF LLC.  Schooner Capital LLC is the family investment office manager of the assets of Vincent J. Ryan, Jr. and his family. Mr. Ryan and his family hold direct or indirect interests as beneficiaries via various trusts in Schooner SOF LLC.

(15)

H.C. Charles Diao, the Managing Director of Diao Capital Management LLC, has the power to vote or dispose of the Voting Common Stock owned by Diao Capital Management LLC.  Mr. Diao also holds shares of Media General Voting Common Stock through his participation in Media General’s Deferred Stock Units program. In addition, Diao Capital Management LLC is the investment manager of investment assets held by Schooner SOF LLC, except per modification to its investment management agreement, agreed as of January 1, 2014, to cease having voting or dispositive power or any pecuniary interest with respect to the Media General Voting Common Stock owned by Schooner SOF LLC.  Mr. Diao has served as a director on the board of Media General since November 12, 2013 and prior thereto, served as a director on the board of New Young Broadcasting Holding Co.

(16)

Roystone Capital Management LP is the investment manager of Roystone Capital Master Fund Ltd. with the power to vote or dispose of the Voting Common Stock and is controlled by Rich Barrera and another entity controlled by him.

(17)

Roystone Capital Management LP is the sub-advisor for NPB Manager Fund SPC – Segregated Portfolio 100, with the power to vote or dispose of the Voting Common Stock and is controlled by Rich Barrera and another entity controlled by him.

(18)

Mudrick GP, LLC is the general partner of Mudrick Distressed Opportunity Fund Global, L.P. Mudrick Capital Management, L.P. has the power to vote or dispose of the Voting Common Stock. Jason Mudrick is the managing member of Mudrick Capital Management, LLC, the general partner of Mudrick Capital Management, L.P.

(19)

Mudrick Captial Management, L.P. is the managing member of Blackwell Partners LLC. Mudrick Capital Management, L.P. has the power to vote or dispose of the Voting Common Stock. Jason Mudrick is the managing member of Mudrick Capital Management, LLC, the general partner of Mudrick Capital Management, L.P.

(20)	Talamod Asset Management, LLC has the sole voting or dispositive power over the Voting Common Stock owned by Talamod Master Fund L.P. and its managing member is Andersen Fisher.

(21)

Andalusian Corporate Opportunities Master Fund L.P.’s general partner is Andalusian Corporate Opportunities GP, LLC. Michael Reeber and Harrison Wreschner are the controlling members of the general partner and have power to vote or dispose of the Voting Common Stock offered by Andalusian Corporate Opportunities Master Fund L.P.

(22)

Ellis Lake GP, LLC, as General Partner to the Ellis Lake Master Fund, LP, and Ellis Lake Capital, LLC, as Investment Advisor to the Ellis Lake Master Fund, LP, have the power to vote or dispose of the Voting Common Stock.  Gabriel Nechamkin is the Managing Member of both of Ellis Lake GP, LLC and Ellis Lake Capital, LLC.

(23)

Kingdon Capital Management, L.L.C. (“Kingdon Capital Management”) serves as investment manager to each of Kingdon Associates, M. Kingdon Offshore Master Fund L.P., Kingdon Credit Master Fund L.P. and Kingdon Family Partnership, L.P. In such capacity, Kingdon Capital Management may be deemed to have voting and dispositive power over the Voting Common Stock held for each of these funds. Mark Kingdon is the managing member of Kingdon Capital Management. In addition to the 141,009, 213,340, 146,123 and 24,110 shares of Voting Common Stock held in connection with the Young business combination by each of Kingdon Associates, M. Kingdon Offshore Master Fund L.P., Kingdon Credit Master Fund L.P. and Kingdon Family Partnership, L.P., respectively, each also owns 72,964, 111,775, 78,740 and 12,762 shares of Voting Common Stock, respectively, that are not subject to the registration rights agreement.

Merger Agreement

On June 5, 2013, the Board of Directors of Media General unanimously approved Media General’s entry into a merger agreement with Young providing for a business combination between Media General and Young.

On November 12, 2013, (the “closing date”) Media General and Young completed this business combination. In connection with this transaction, Media General's previously outstanding shares of Class A Common Stock and Class B Common Stock were reclassified on a share-for-share basis into shares of a newly-created class of Voting Common Stock (with one stockholder receiving shares of a newly-created class of Non-voting Common Stock for a portion of that stockholder's shares of Class A Common Stock). In addition, in the transaction, Young’s equityholders received approximately 59.8 million shares of this new class of Voting Common Stock (including 138,816 shares of Voting Common Stock issuable to certain equityholders of Young when such equityholders return to Media General certain documentation required by the merger agreement for the business combination transaction between Media General and Young) and 418,643 shares of Non-voting Common Stock.

Standstill and Lock-Up Agreement

In connection with the transaction between Media General and Young, Standard General Fund, L.P. and Standard General Communications, LLC (collectively referred to as “Standard General”), former equity holders of Young, entered into a standstill and lock-up agreement with Media General (the “standstill and lock-up agreement”) that provides, among other things, that Standard General and certain related parties will not acquire, in the aggregate, more than 40% of the outstanding Voting Common Stock of Media General until the termination of the standstill and lock-up agreement. Standard General received Voting Common Stock in the transaction representing approximately 28% of the shares of common stock of Media General.

Pursuant to the terms of the standstill and lock-up agreement, from the closing of the transaction until six months after November 12, 2013, Standard General agreed not to (and agreed to cause certain related persons not to) transfer (or grant any option or right to purchase) any shares of our common stock.

From and after the closing of the transaction, Standard General agreed not to (and agreed to cause certain related persons not to) transfer or grant any option or right to purchase any shares of our common stock if, to Standard General’s knowledge (after inquiry), after giving effect to such transfer, any person or group would beneficially own 15% or more of the outstanding shares of our common stock, except for certain transfers, including (i) after six months after November 12, 2013, transfers to underwriters in connection with a public offering pursuant to the registration rights agreement and certain brokers’ transactions, (ii) tenders into a tender or exchange offer by an unaffiliated third party or in connection with a merger, share exchange or similar transaction, in each case, on the same terms applicable to other holders of our common stock and (iii) certain transfers to Standard General’s affiliates.

Without the prior approval of a majority of the independent directors of Media General, Standard General agreed not to (and to cause certain related persons not to):

●

acquire, agree to acquire, propose or offer to acquire, or facilitate the acquisition or ownership of, any shares of Media General’s common stock or our other securities, if, following such acquisition or other action, Standard General and certain related person would beneficially own, in the aggregate, more than 40% of the outstanding shares of our Voting Common Stock;

●	form, join or in any way participate in a group (as defined in the Exchange Act) with respect to any shares of Media General’s common stock or any other voting securities of Media General;
●

until the date immediately following the 2017 Annual Meeting of the Stockholders of Media General, make, or participate or engage in, any solicitation of proxies to vote or call, or seek to all, a meeting of the Stockholders of Media General or initiate any Stockholder proposal for action by the Stockholders of Media General (provided, that these obligations will not apply in the event that Media General does not comply with certain obligations set forth in its Articles of Incorporation); or

●

publicly disclose any intention or other plan prohibited by, or inconsistent with, the foregoing restrictions or knowingly assist or encourage or enter into any discussions, negotiations, agreements or arrangements with any other persons in connection with the foregoing.

In the event that, by reason of any repurchase by Media General of shares of its common stock or otherwise, Standard General and certain related persons hold more than 40% of the ordinary voting power of all shares of Media General’s common stock, the amount of shares representing more than 40% of such ordinary voting power shall be converted into Non-voting Common Stock.

Media General also agreed to use its reasonable efforts to cause its 2014 Annual Meeting of the Stockholders of Media General to be held as soon as reasonably practicable following the closing of the transaction (but not before April 24, 2014).

The standstill and lock-up agreement will continue in effect until the earliest of (i) the agreement of Standard General and a majority of the independent directors of Media General to terminate the standstill and lock-up agreement; (ii) a change of control of Media General; and (iii) such time as Standard General and certain related persons cease to beneficially own, in the aggregate, at least 5% of the outstanding shares of the common stock of Media General.

Registration Rights Agreement

In connection with the transaction between Media General and Young, Media General, Young and certain Young equityholders entered into an Amended and Restated Registration Rights Agreement, which we refer to as the “registration rights agreement”.

Pursuant to the terms of the registration rights agreement, the former Young equityholders party to such agreement, referred to as the “registration rights parties,” have registration rights with respect to the shares of the Voting Common Stock of Media General issued to them in connection with the transaction. We are required to file this shelf registration statement on Form S-3 covering shares of the Voting Common Stock of Media General that were issued to the registration rights parties in connection with the transaction (and shares of its Voting Common Stock issuable upon conversion of the shares of Non-voting Common Stock that were issued to such registration rights parties in connection with the transaction). The registration rights parties may not, except pursuant to an underwritten demand offering or piggyback offering, sell shares under the shelf registration statement during the six-month period ending six months from November 12, 2013 or at any time on or following the one-year anniversary of the closing date.

In addition, the registration rights parties have the right to demand that Media General register shares of Voting Common Stock for sale in registered underwritten offerings, subject to certain limitations, including a requirement that no such demand request will be effective if given within six months of the completion of another demand offering, and a requirement that the gross proceeds from the sale of shares in any such demand offering be at least $75 million. The registration rights parties will also have piggyback rights to register the shares of Voting Common Stock held by them in registered underwritten offerings of equity securities conducted by Media General.

The registration rights parties may not, except pursuant to an underwritten demand offering, sell or otherwise transfer shares of our common stock without our prior written consent during the six-month period starting from November 12, 2013.

Media General must pay all fees and expenses related to its obligations under the registration rights agreement and the fees of one counsel selected by registration rights parties holding a majority of shares or participating in a demand offering or piggyback offering. In addition, the registration rights agreement provides that Media General will indemnify the registration rights parties whose shares are covered by this prospectus or a prospectus supplement against losses, claims, damages, liabilities, judgments, costs and expenses arising out of any untrue statement or alleged untrue statement of a material fact or omission or alleged omission of a material fact contained in such prospectus or prospectus supplement or other violation of applicable laws that occurred in connection with such registration. Subject to certain caps and restrictions, the registration rights parties whose shares are covered by this prospectus or prospectus supplement will severally indemnify Media General against losses, claims, damages, liabilities, judgments, costs and expenses arising out of any untrue statement or alleged untrue statement of a material fact or omission or alleged omission of a material fact contained in this prospectus or prospectus supplement to the extent that such untrue statement was made in reliance upon information provided by such registration rights parties.

Media General may not grant registration rights to any third party which are inconsistent with the rights granted to the registration rights parties under the registration rights agreement without the consent of the registration rights parties holding a majority of the shares subject to registration under the agreement.

The registration rights agreement will terminate on the first date on which no shares of Voting Common Stock held by the registration rights parties subject to registration remain outstanding. The registration rights agreement may not be amended or modified after the closing date without the prior written consent of Media General and registration rights parties holding at least a majority in number of the shares then outstanding subject to registration. The shares of Voting Common Stock held by the registration rights parties cease to be subject to registration once such shares are (i) registered and sold pursuant to a registration statement, (ii) distributed to the public pursuant to Rule 144 of the Securities Act, (iii) no longer outstanding, (iv) held by Media General or (v) sold in a private transaction without assigning such seller’s rights under the registration rights agreement. In addition, shares held by a registration rights party that is not an affiliate of Media General that represent, collectively with such registration rights party’s affiliates, less than 3% of the total outstanding shares of Media General’s common stock may not be registered under the registration rights agreement following the first demand offering, or, if later, the one-year anniversary of the closing date.

DESCRIPTION OF OUR CAPITAL STOCK

Authorized Shares of Capital Stock of Media General

Under Media General’s Articles of Incorporation, Media General will be authorized to issue shares of capital stock, divided into classes as follows:

●	400 million shares of Voting Common Stock, no par value per share;

●	400 million shares of Non-voting Common Stock, no par value per share; and

●	50 million shares of preferred stock, no par value per share.

As of November 19, 2013, there were 87,556,843 outstanding shares of Voting Common Stock (including 138,816 shares of Voting Common Stock issuable to certain equityholders of Young when such equityholders return to Media General certain documentation required by the merger agreement for the business combination transaction between Media General and Young), 828,885 outstanding shares of Non-voting Common Stock and no outstanding shares of preferred stock. As of November 19, 2013, there were 1,190 record holders of our Voting Common Stock, two record holders of our Non-voting Common Stock and no record holders of our preferred stock. The following description of our capital stock does not purport to be complete and is subject to and qualified by our amended and restated certificate of incorporation and bylaws and by the provisions of applicable Virginia law.

Our Common Stock

The holders of common stock of Media General have and possess all rights pertaining to Media General’s capital stock, subject to the preferences, qualifications, limitations, voting rights and restrictions with respect to any series of Media General’s preferred stock that may be issued with any preference or priority over the common stock. Subject to certain limitations in Media General’s Articles of Incorporation, each share of Voting Common Stock is convertible, at the option of the holder, into one share of Non-voting Common Stock. Additionally, subject to certain limitations in the amended and restated Articles of Incorporation of Media General, each share of Non-voting Common Stock is convertible, at the option of the holder thereof, into one share of Voting Common Stock.

Stockholder Voting

Except as may be provided for in any amendment to the Articles of Incorporation of Media General establishing a series of preferred stock, the holders of the Voting Common Stock of Media General have the sole power to vote for the election of directors and for all other purposes. The holders of the shares of Non-voting Common Stock have (i) no voting power nor (ii) the right to participate in any meeting of stockholders, except as may be required by the Virginia Stock Corporation Act (the “VSCA”). A matter voted on by the stockholders at a stockholder meeting at which a quorum is present is approved if the votes cast in favor of the action exceed the votes cast opposing the action, except if the VSCA requires a higher vote or a vote by class and except in the election of directors, in which case those nominees receiving the greatest number of votes are elected even though not receiving the majority. In the event that the approval of the holders of Voting Common Stock is required for the approval of an amendment to or restatement of the Articles of Incorporation, the authorization of any plan of merger, share exchange or entity conversion, or the authorization of any disposition of assets or dissolution, such approval shall require a majority of all votes cast, except that Board of Directors of Media General may require a greater vote.

Dividends and Other Distributions

The shares of Voting Common Stock and shares of Non-voting Common Stock rank equally and are identical with respect to the right to receive the payment of cash dividends, the rights to share in the property or business of Media General in the event of its liquidation and the right to share in its assets in the event of dissolution. In the payment of any share dividend or other distribution of shares, the holders of the shares of Voting Common Stock and shares of Non-voting Common Stock will be treated equally, according to the number of such shares they hold, except that, with respect to share dividends, only shares of Voting Common Stock may be issued in respect of the shares of Voting Common Stock and only shares of Non-voting Common Stock may be issued in respect of shares of Non-voting Common Stock.

Takeover Defense

Certain provisions of the Articles of Incorporation and By-laws of Media General and of the VSCA have anti-takeover effects and could delay, discourage, defer or prevent a tender offer or takeover attempt that a stockholder might consider to be in the stockholder’s best interests, including attempts that might result in a premium over the market price for the shares held by stockholders, and may make removal of the incumbent management and directors more difficult.

Authorized Shares. The Articles of Incorporation of Media General authorize the issuance of up to 400 million shares of Voting Common Stock and 50 million shares of preferred stock. These additional authorized shares may be used by the Board of Directors consistent with its legal duties to deter future attempts to gain control of Media General, and may discourage attempts by others to acquire control of Media General without negotiation with the Board of Directors.

The Board of Directors has the sole authority to determine the terms of any one or more series of preferred stock, including voting rights, dividend rates, conversion and redemption rights, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the Board of Directors has the power to the extent consistent with its legal duties to issue a series of preferred stock to persons friendly to management in order to attempt to block a tender offer, merger or other transaction by which a third party seeks control of Media General, and thereby assist members of management to retain their positions.

Special Meetings of Stockholders. Under the Articles of Incorporation of Media General, special meetings of stockholders may be called solely by the Board of Directors, the chairman of the Board of Directors or the president of Media General.

Action by Written Consent. Under the VSCA and the Articles of Incorporation of Media General, stockholders may act by written consent only if the consent is unanimous.

Advanced Notice of Nominations and Proposed Business for Stockholder Meetings. Under the By-laws of Media General, only the Board of Directors or a stockholder holding Voting Common Stock may nominate candidates for election to the Board of Directors at an annual meeting of stockholders or a special meeting called for the purpose of electing directors or present business for consideration by the stockholders at an annual meeting.

The By-laws of Media General require that a stockholder who desires to nominate a candidate for election to the Board of Directors at an annual or special meeting or present business at an annual meeting to provide notice to the secretary of Media General in advance of the meeting. The notice must be in proper form and set forth various information related to the stockholder giving the notice, the beneficial owner, if any, on whose behalf the nomination or proposal is being made, and the applicable nomination or proposal. In the case of an annual meeting, notice must be received by Media General at its principal executive offices not earlier than the close of business on the 120th and not later than the close of business on the 90th day prior to the first anniversary of the prior year’s annual meeting. However, if the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting or, if the first public announcement or notice of the annual meeting date is made to stockholders less than 100 days prior to the annual meeting date, the close of business on the 10th day following the day on which such public announcement was made or such notice is mailed, whichever first occurs. In the case of a special meeting called for the purpose of electing directors, notice must be received by Media General not later than the close of business on the 10th day following the day on which public disclosure of the date of the special meeting was made or notice of the date of the special meeting was mailed, whichever first occurs.

Affiliated Transactions

The VSCA contains provisions governing “affiliated transactions.” Affiliated transactions include mergers and share exchanges with an interested stockholder, as defined below, material dispositions of corporate assets not in the ordinary course of business to an interested stockholder, any dissolution of the corporation proposed by or on behalf of an interested stockholder, or reclassifications, including reverse stock splits, recapitalizations or mergers of a company with its subsidiaries which have the effect of increasing the percentage of voting shares beneficially owned by an interested stockholder by more than 5%. For purposes of the provisions governing affiliated transactions, an “interested stockholder” is defined as any beneficial owner of more than 10% of any class of the voting securities of a Virginia corporation.

Subject to certain exceptions discussed below, the provisions governing affiliated transactions require that, for three years following the date upon which any stockholder becomes an interested stockholder, a Virginia corporation cannot engage in an affiliated transaction with such interested stockholder unless approved by the affirmative vote of the holders of two-thirds of the voting shares of the corporation, other than the shares beneficially owned by the interested stockholder, and by a majority (but not less than two) of the “Disinterested Directors.” A disinterested director means, with respect to a particular interested stockholder, a member of a corporation’s Board of Directors who (i) was a member before the later of January 1, 1988 and the date on which an interested stockholder became an interested stockholder or (ii) was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the Board of Directors. At the expiration of the three-year period, these provisions require approval of an affiliated transaction by the affirmative vote of the holders of two-thirds of the voting shares of the corporation, other than those beneficially owned by the interested stockholder.

The principal exceptions to the special voting requirement apply to an affiliated transaction occurring after the three-year period has expired and require either that the affiliated transaction be approved by a majority of the Disinterested Directors or that the transaction satisfy certain fair price requirements of the statute. In general, the fair price requirements provide that the stockholders must receive the highest per share price for their shares as was paid by the interested stockholder for his shares or the fair market value of their shares, whichever is higher. They also require that, during the three years preceding the announcement of the proposed affiliated transaction, all required dividends have been paid, such interested stockholder shall not have acquired additional voting shares and no special financial accommodations have been accorded the interested stockholder unless approved by a majority of the Disinterested Directors.

None of the foregoing limitations and special voting requirements applies to an affiliated transaction with an interested stockholder whose acquisition of shares making such person an interested stockholder was approved by a majority of the corporation’s Disinterested Directors.

These provisions were designed to deter certain takeovers of Virginia corporations. In addition, the statute provides that a corporation may adopt an amendment to its Articles of Incorporation or By-laws providing that the affiliated transaction provisions shall not apply to the corporation by affirmative vote of a majority of the voting shares other than shares owned by any interested stockholder. Media General has not adopted such an amendment, and the Articles of Incorporation and By-laws of Media General do not include such an amendment.

Restrictions on Stock Ownership and Transfer

Under the Articles of Incorporation of Media General, we may restrict the ownership, conversion or proposed ownership of shares of common stock of Media General by any person if such ownership, conversion or proposed ownership would impose restrictions on Media General or its subsidiaries under, or cause a violation of, the laws administered or enforced by the FCC, including the Communications Act of 1934, as amended, and the rules, regulations, orders and policies of the FCC, which we refer to as “federal communications laws.”

Media General may request information from a person if it believes that such ownership, conversion or proposed ownership by or to such person, which we refer to as “FCC limitations:”

●	would be in violation of any federal communications laws;

●	would (or could reasonably be expected to) materially limit or impair any existing or proposed business activity of Media General or any of its subsidiaries under the federal communications laws;

●	would materially limit or impair under the federal communications laws the acquisition of an attributable interest in a full-power television station or a full-power radio station by Media General or any of its subsidiaries for which it has entered into a definitive agreement with a third party;

●

would (or could reasonably be expected to) cause Media General or any of its subsidiaries to be subject to any rule, regulation, order or policy under the federal communications laws having or which could reasonably be expected to have a material effect on Media General or any of its subsidiaries; or

●	would require prior approval from the FCC and such approval has not been obtained.

If (i) such person does not provide the requested information to Media General, or (ii) Media General concludes that such person’s ownership, conversion or proposed ownership would give rise to any FCC limitations, then Media General may take any of the following actions with respect to such person:

●	refuse to permit the transfer or conversion of shares;

●	suspend the rights of share ownership;

●	require the conversion of any or all shares of Voting Common Stock held by such person into shares of Non-voting Common Stock;

●	require the exchange of any or all shares held by such person for warrants to acquire, at a nominal exercise price, the same number and class of shares of Media General;

●	condition the acquisition (including due to conversion) of such shares by such person on the prior consent of the FCC, to the extent such consent is required;

●	to the extent that the remedies above are not reasonably feasible, redeem any or all such shares of Media General held by such person; and/or

●	exercise any and all appropriate remedies, at law or in equity, in any court of competent jurisdiction, against any such holder or proposed holder, with a view towards obtaining such information or preventing or curing any situation giving rise to a FCC limitation.

To the extent reasonably feasible without materially adversely affecting the ability of Media General to prevent or cure a situation described in clauses (i) or (ii) above, Media General is required to use its good faith efforts to cause any of the remedies listed above to be imposed in a substantially similar manner when imposed on similarly situated persons or stockholders at substantially the same time, and to minimize the impact of the exercise of any such remedy on the interests in Media General of the affected stockholders or other affected persons.

Any refusal of transfer or suspension of rights may remain in effect until the requested information has been received and Media General has determined that such ownership, conversion or proposed ownership will not result in a FCC limitation.

Other Matters

Control Share Acquisitions. The VSCA contains provisions regulating certain “control share acquisitions,” which are transactions that would cause the voting power of any person acquiring beneficial ownership of shares of a public corporation in Virginia to meet or exceed certain threshold percentages (20%, 33 1/3% or 50%) of the total votes entitled to be cast for the election of directors. Shares acquired in a control share acquisition have no voting rights unless: (i) the voting rights are granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation, or (ii) the Articles of Incorporation or By-laws of the corporation provide that the provisions of Virginia law governing control share acquisitions do not apply to the acquisitions of its shares. The acquiring person may require that a special meeting of the stockholders be held to consider the grant of voting rights to the shares acquired in the control share acquisition. These provisions were designed to deter certain takeovers of Virginia public corporations. Media General has adopted a provision in its Articles of Incorporation making these provisions of the VSCA inapplicable of acquisitions of its common stock. Under the Articles of Incorporation of Media General, Media General may restrict the ownership, conversion or proposed ownership of shares of Media General’s common stock by any person if such ownership, conversion or proposed ownership would impose restrictions on Media General or its subsidiaries, under or cause a violation of, the laws administered or enforced by the FCC, including the Communications Act of 1934, as amended, and the rules, regulations, orders and policies of the FCC.

Board of Directors. The Articles of Incorporation of Media General provide that the Board of Directors will consist of 14 directors until the election of directors at the 2014 Annual Meeting of Stockholders, at which time the number of directors will be reduced to 11. In connection with the 2014 Annual Meeting of Stockholders, the Nominating Committee of the Board of Directors will recommend for election to the Board of Directors five of the form directors of Young (or any replacements designated by the former directors of Young) (the “Young designees”), five of the nine directors of Media General immediately prior to the transaction (including, if they are willing to serve, the current Chairman and Vice-Chairman of the Board of Directors and the Chief Executive Officer of Media General) and one additional person, as determined by the Nominating Committee in its discretion.

Following the election of directors at the 2014 Annual Meeting of Stockholders the number of directors may be fixed from time to time in the By-laws or by resolution adopted by the affirmative vote of a majority of the Board of Directors, but in no event will the number of directors be fewer than three. Prior to the 2017 Annual Meeting, the number of directors constituting the Board of Directors shall continue to be 11 unless such change is approved by a majority of the Young designees serving as directors.

Limitation on Director’s Liability. Media General’s amended and restated Articles of Incorporation provide that it shall indemnify (a) any person who was or is a party to any proceeding, including a proceeding brought by a stockholder in the right of Media General or brought by or on behalf of stockholders of Media General, by reason of the fact that he or she is or was a director or officer of Media General, except for liability resulting from such person having engaged in willful misconduct or a knowing violation of the criminal law, or (b) any director or officer who is or was serving at the request of Media General as a director, trustee, partner or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred by him in connection with such proceeding unless he or she is engaged in willful misconduct or a known violation of criminal law. Media General is also expressly required to pay or reimburse the reasonable expenses, including attorneys’ fees, incurred by any applicant, director or officer who is a party to a proceeding in advance of the final disposition of the proceeding. The advancement and reimbursement obligations of Media General are subject to a written undertaking by the person to reimburse such expenses in the event that it is ultimately determined that the person is not entitled to indemnification due to an ultimate determination that such person’s conduct failed to meet the required standard of conduct.

Transfer Agent. The transfer agent for Media General is American Stock Transfer & Trust Co., Corporate Trust Department, 6201 Fifteenth Ave., Brooklyn, New York 11219.

PLAN OF DISTRIBUTION

General

The selling stockholders may sell the shares of our Voting Common Stock covered by this prospectus using one or more of the following methods:

•	underwriters in a public offering;

•	“at the market offerings” to or through market makers or into an existing market for the securities;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	privately negotiated transactions;

•	short sales (including short sales “against the box”);

•	through the writing or settlement of standardized or over-the-counter options or other hedging or derivative transactions, whether through an options exchange or otherwise;

•	by pledge to secure debts and other obligations;

•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

To the extent required by law, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. Any prospectus supplement relating to a particular offering of our Voting Common Stock by the selling stockholders may include the following information to the extent required by law:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the purchase price of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

The selling stockholders may offer our Voting Common Stock to the public through underwriting syndicates represented by managing underwriters or through underwriters without an underwriting syndicate. If underwriters are used for the sale of our Voting Common Stock, the securities will be acquired by the underwriters for their own account. The underwriters may resell the Voting Common Stock in one or more transactions, including in negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. In connection with any such underwritten sale of Voting Common Stock, underwriters may receive compensation from the selling stockholders, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell Voting Common Stock to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Such compensation may be in excess of customary discounts, concessions or commissions. Underwriting compensation will not exceed 8% for any offering under this registration statement.

If the selling stockholders use an underwriter or underwriters to effectuate the sale of Voting Common Stock, we and/or they will execute an underwriting agreement with those underwriters at the time of sale of those securities. To the extent required by law, the names of the underwriters will be set forth in the prospectus supplement used by the underwriters to sell those securities. Unless otherwise indicated in the prospectus supplement relating to a particular offering of Voting Common Stock, the obligations of the underwriters to purchase the securities will be subject to customary conditions precedent and the underwriters will be obligated to purchase all of the securities offered if any of the securities are purchased.

In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Broker-dealers may receive discounts, concessions or commissions from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Such compensation may be in excess of customary discounts, concessions or commissions. If dealers are utilized in the sale of securities, the names of the dealers and the terms of the transaction will be set forth in a prospectus supplement, if required.

The selling stockholders may also sell shares of our Voting Common Stock from time to time through agents. We will name any agent involved in the offer or sale of such shares and will list commissions payable to these agents in a prospectus supplement, if required. These agents will be acting on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in any required prospectus supplement.

The selling stockholders may sell shares of our Voting Common Stock directly to purchasers. In this case, they may not engage underwriters or agents in the offer and sale of such shares.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the selling stockholders’ shares of Voting Common Stock or interests therein may be “underwriters” within the meaning of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. We will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, if applicable. If any entity is deemed an underwriter or any amounts deemed underwriting discounts and commissions, the prospectus supplement will identify the underwriter or agent and describe the compensation received from the selling stockholders.

We are not aware of any plans, arrangements or understandings between any of the selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the shares of our Voting Common Stock by the selling stockholders. We cannot assure you that the selling stockholders will sell any or all of the shares of our Voting Common Stock offered by them pursuant to this prospectus. In addition, we cannot assure you that the selling stockholders will not transfer, devise or gift the shares of our Voting Common Stock by other means not described in this prospectus. Moreover, shares of Voting Common Stock covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties or persons to whom the shares have been hypothecated will, upon foreclosure, be deemed to be selling stockholders. The number of a selling stockholder’s shares offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling stockholder’s shares will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.

A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the shares by those broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the shares offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities.

A selling stockholder that is an entity may elect to make a pro rata in-kind distribution of the shares of common stock to its members, partners or shareholders. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the Voting Common Stock acquired in the distribution. A selling stockholder that is an individual may make gifts of shares of Voting Common Stock covered hereby. Such donees may use the prospectus to resell the shares or, if required by law, we may file a prospectus supplement naming such donees.

Indemnification

We and the selling stockholders may enter agreements under which underwriters, dealers and agents who participate in the distribution of our Voting Common Stock may be entitled to indemnification by us and/or the selling stockholders against various liabilities, including liabilities under the Securities Act, and to contribution with respect to payments which the underwriters, dealers or agents may be required to make.

Price Stabilization and Short Positions

If underwriters or dealers are used in the sale, until the distribution of the securities is completed, rules of the SEC may limit the ability of any underwriters to bid for and purchase the securities. As an exception to these rules, representatives of any underwriters are permitted to engage in transactions that stabilize the price of the securities. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities. If the underwriters create a short position in the securities in connection with the offering (that is, if they sell more securities than are set forth on the cover page of the prospectus supplement) the representatives of the underwriters may reduce that short position by purchasing securities in the open market.

We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Voting Common Stock. In addition, we make no representation that the representatives of any underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

LEGAL MATTERS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, the validity of the Voting Common Stock offered by this prospectus will be passed upon by Troutman Sanders LLP, Richmond, Virginia. Any underwriters will be advised about legal matters by their own counsel, which will be named in a prospectus supplement to the extent required by law.

EXPERTS

The consolidated financial statements, and the related financial statement schedule of Media General incorporated in this registration statement by reference from Media General’s Annual Report on Form 10-K for the year ended December 31, 2012, and the effectiveness of Media General’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The audited historical financial statements of New Young Broadcasting Holding Co., Inc. and Young Broadcasting Inc., incorporated by reference to pages F-1 through F-52 of Media General’s Registration Statement on Form S-4 dated October 2, 2013 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made by us with the SEC (including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (File No. 1-35120) (other than any portions of the respective filings that are furnished, pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K (including exhibits related thereto) or other applicable SEC rules, rather than filed) prior to the termination of the offerings under this prospectus:

●	our Annual Report on Form 10-K for the year ended December 31, 2012, filed on February 28, 2013;

●

the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 28, 2012 from our Definitive Proxy Statement on Schedule 14A filed March 13, 2013;

●	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2013 filed on May 10, 2013, August 9, 2013 and November 6, 2013, respectively;

●	the financial statements of Young included as pages F-39 through F-52 of the Registration Statement on Form S-4, as amended, filed with the SEC on October 2, 2013;

●	our Current Reports on Form 8-K filed on April 29, 2013, June 6, 2013, June 10, 2013, July 24, 2013, August 5, 2013, November 13, 2013 and January 29, 2014; and

●	our Registration Statement on Form 8-A, dated August 7, 2001.

We are also incorporating by reference any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, (i) after the date of the filing of the registration statement of which this prospectus forms a part and prior to its effectiveness and (ii) on or after the date of this prospectus and prior to the date on which all the securities to which this prospectus relate have been sold or the offering under this prospectus is otherwise terminated (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules).

You may request a copy of any or all of the information incorporated by reference into this prospectus (other than an exhibit to the filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

Media General, Inc.

333 E. Franklin Street

Richmond, Virginia 23219

(804) 887-5000

You should rely only on the information contained or incorporated by reference into this prospectus or in any prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell, or soliciting an offer to buy, securities in any jurisdiction where the offer and sale is not permitted.

WHERE YOU CAN FIND MORE INFORMATION

 We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus is part of a registration statement we have filed with the SEC. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits. You may refer to the registration statement and the exhibits for more information about us and our shares of common stock. The registration statement and the exhibits are available at the SEC’s Public Reference Room or through its website.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at its Public Reference Room at 100 F Street N.E., Washington DC, 20549. You can obtain information about the operations of the SEC Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. Our shares of common stock are listed on the New York Stock Exchange (NYSE: MEG), and you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. General information about us, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports, is available free of charge through our website at http://www.mediageneral.com as soon as reasonably practicable after we electronically file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of these filings.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than selling or underwriting discounts and commissions, to be incurred by us in connection with the distribution of the common stock being registered hereby. With the exception of the SEC registration fee, all fees and expenses set forth below are estimates.

SEC registration fee	$131,873.12
Accounting fees and expenses	$35,000
Legal fees and expenses	$100,000
Printing and engraving expenses	$6,213.67
Miscellaneous expenses	$-
Total	$273,086.79

Item 15.  Indemnification of Directors and Officers.

The VSCA permits indemnification of our directors and officers in a variety of circumstances, which may include indemnification for liabilities under the Securities Act. Under Sections 13.1-697 and 13.1-702 of the VSCA, a Virginia corporation is generally authorized to indemnify its directors and officers in civil or criminal actions if they acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful.

Section 13.1-692.1 of the VSCA presently permits, if authorized in a Virginia corporation’s articles of incorporation or shareholder-approved bylaws, the elimination of liability of directors and officers in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders of a corporation, except for liability resulting from such person’s having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law, including, without limitation, any unlawful insider trading or manipulation of the market for any security. Sections 13.1-692.1 and 13.1-696 to -704 of the VSCA are hereby incorporated by reference herein.

Media General’s amended and restated Articles of Incorporation provide that it shall indemnify (a) any person who was or is a party to any proceeding, including a proceeding brought by a stockholder in the right of Media General or brought by or on behalf of stockholders of Media General, by reason of the fact that he or she is or was a director or officer of Media General, except for liability resulting from such person having engaged in willful misconduct or a knowing violation of the criminal law, or (b) any director or officer who is or was serving at the request of Media General as a director, trustee, partner or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred by him in connection with such proceeding unless he or she is engaged in willful misconduct or a known violation of criminal law. Media General is also expressly required to pay or reimburse the reasonable expenses, including attorneys’ fees, incurred by any applicant, director or officer who is a party to a proceeding in advance of the final disposition of the proceeding. The advancement and reimbursement obligations of Media General are subject to a written undertaking by the person to reimburse such expenses in the event that it is ultimately determined that the person is not entitled to indemnification due to an ultimate determination that such person’s conduct failed to meet the required standard of conduct.

Item 16.  Exhibits.

The exhibits to this Registration Statement are listed on the Exhibit Index page hereof, which is incorporated by reference into this Item 16.

Item 17.  Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report, pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

The undersigned registration undertakes that, for the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed part of the registration statement as of the time it was declared effective.

(d)

The undersigned registrant undertakes that, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the provisions described in Part II, Item 15 hereof, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Richmond, Virginia, on the 29th day of January, 2014.

MEDIA GENERAL, INC.

By:	GEORGE L. MAHONEY

By:	/s/ George L. Mahoney
Name: George L. Mahoney
Title: President and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned hereby constitutes and appoints each of George L. Mahoney, James F. Woodward and Andrew C. Carington as his or her attorney-in-fact, with power of substitution, in his or her name and in the capacity indicated below, to sign any and all further amendments (including, without limitation, post-effective amendments) to this registration statement on Form S-3 and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, which relates to this registration statement on Form S-3 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ George L. Mahoney
George L. Mahoney	Chief Executive Officer (Principal Executive Officer)	January 29, 2014

/s/ James F. Woodward
James F. Woodward	Senior Vice President, Finance and Chief Financial Officer (Principal Financial Officer)	January 29, 2014
/s/ Timothy J. Mulvaney
Timothy J. Mulvaney	Controller and Chief Accounting Officer (Principal Accounting Officer)	January 29, 2014
/s/ J. Stewart Bryan III
J. Stewart Bryan III	Chairman	January 29, 2014

/s/ Marshall N. Morton
Marshall N. Morton	Vice Chairman	January 29, 2014

/s/ Diana F. Cantor
Diana F. Cantor	Director	January 29, 2014

/s/ H. C. Charles Diao
H. C. Charles Diao	Director	January 29, 2014

/s/ Dennis J. FitzSimons
Dennis J. FitzSimons	Director	January 29, 2014

/s/ Soohyung Kim
Soohyung Kim	Director	January 29, 2014

/s/ Wyndham Robertson
Wyndham Robertson	Director	January 29, 2014

/s/ Howard Schrott
Howard Schrott	Director	January 29, 2014

/s/ Kevin Shea
Kevin Shea	Director	January 29, 2014

/s/ Rodney A. Smolla
Rodney A. Smolla	Director	January 29, 2014

/s/ Thomas J. Sullivan
Thomas J. Sullivan	Director	January 29, 2014

/s/ Carl S. Thigpen
Carl S. Thigpen	Director	January 29, 2014

/s/ Coleman Wortham III
Coleman Wortham III	Director	January 29, 2014

EXHIBIT INDEX

Number	Exhibit Title

1.1	Form of Underwriting Agreement.†
3.1

Articles of Incorporation of Media General, Inc., as amended and restated as of November 12, 2013 (incorporated by reference to Exhibit 3.1 of Medial General’s Current Report on Form 8-K filed on November 13, 2013)

3.2	Bylaws of Media General, Inc., as amended and restated as of November 12, 2013 (incorporated by reference to Exhibit 3.2 of Media General’s Current Report on Form 8-K filed on November 13, 2013)
4.1	Specimen Common Stock Certificate
5.1	Opinion of Troutman Sanders LLP relating to the shares of common stock to be sold by the selling stockholders
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of PricewaterhouseCoopers LLP
23.3	Consent of Troutman Sanders LLP (included in Exhibit 5.1)

† To be filed by amendment or as an exhibit to a report filed under the Exchange Act and incorporated herein by reference.